Exhibit 99.1

Peabody to Acquire Tier 1 Australian Metallurgical

Coal Assets from Anglo American

•	Transforms Peabody into a leading global seaborne metallurgical coal producer with Tier 1 mines[1] near the world’s strongest steel markets

•	Transaction represents an attractive 3.1x times enterprise-value-to-2026 EBITDA multiple

•	Delivers significant cash flow accretion to Peabody across all time periods

•	Positions Peabody to capture substantial synergies and enhance margins

•	Enables continuing capital allocation balance between shareholder returns and reinvestment in the portfolio

•	Company to host conference call today, Nov. 25, 2024, at 11 a.m. EST

ST. LOUIS November 25, 2024/PR Newswire/ – Peabody (NYSE: BTU) today announced it has agreed to acquire world-class steelmaking coal assets from Anglo American plc in a transaction that meaningfully accelerates Peabody’s strategy to reweight its global coal portfolio toward seaborne metallurgical coal. The transaction is expected to close mid-2025, subject to customary closing conditions.

In consideration for the transaction:

•

Peabody has agreed to pay cash of $2,320 million, comprised of cash of $1,695 million at closing and deferred payments of $625 million payable in four annual installments commencing on the first anniversary of the completion date.

•	Peabody has also agreed to further contingent payments of up to $1.0 billion, subject to potential favorable future events.

•	Proceeds to Anglo American would also include $455 million made possible by the acquisition of Dawson Mine by PT Bukit Makmur Mandiri Utama in a back-to-back transaction.

“This transformative transaction presents a rare opportunity for Peabody to acquire premier steelmaking coal assets at a compelling valuation as we reweight our portfolio toward seaborne metallurgical coal,” Peabody President and Chief Executive Officer Jim Grech said. “The transaction is strategically aligned, immediately accretive and highly synergistic, positioning us to better serve the best metallurgical coal demand centers in the world. This transaction gives us a strong foundation to position the company for long-term success.”

[1]	All asset discussions and economic projections exclude Dawson Mine, which PT Bukit Makmur Mandiri Utama (BUMA) has agreed to acquire from Peabody in a follow-on back-to-back transaction.

“We are delighted to agree to the sale of this portfolio of world-class steelmaking coal assets to Peabody, and we look forward to working together with the Peabody team and with our workforce, local communities, government, customers and partners to ensure a successful transition,” Anglo American Chief Executive Duncan Wanblad added.

The acquisition includes four metallurgical coal mines – Moranbah North, Grosvenor, Aquila, and Capcoal – located in Australia’s Bowen Basin, which is widely recognized for the world’s highest-quality steelmaking coal. Approximately 80 percent of the mines’ output is hard coking coal. The mines are complementary to Peabody’s existing Australian platform, including Centurion Mine, and are expected to produce approximately 11.3 million tons of primarily hard coking coal in 2026. The acquired mines have an average mine life greater than 20 years with 306 million tons of marketable reserves and an additional 1.7 billion tons of coal resources. 2

The acquisition is expected to transform Peabody’s metallurgical coal segment, increasing metallurgical coal production from an estimated 7.4 million tons in 2024 to an expected 21 – 22 million tons in 2026.

Strategic and Financial Benefits

Peabody believes the acquisition demonstrates multiple compelling strategic and financial benefits, as the transaction:

•

Increases exposure to premium hard coking coal and key high-growth markets: With a greatly expanded Australian metallurgical coal portfolio, Peabody will be poised to meet increasing demand in Asian markets, which represent the entire growth in global steel demand over the past decade and the vast majority of all projected growth in metallurgical coal demand through 2050. The acquired assets’ coal quality and proximity to key markets in Asia provides substantial opportunities to better serve customers.

•

Creates opportunity to capture substantial synergies: Peabody expects significant estimated synergy opportunities of approximately $100 million per year to be realized through efficiencies from office rationalization, selling, general & administrative savings, and marketing opportunities.

•

Enhances margins and through-the-cycle performance: The acquired assets’ coal quality will upgrade Peabody’s metallurgical coal platform and is superior to the peer average. Assuming consensus hard coking coal prices of $225 per metric ton, Peabody anticipates Adjusted EBITDA margins[3] of $65 to $70 per ton on the anticipated 11.3 million tons of 2026 coal sales attributable to the acquisition.

[2]	As per Anglo American’s Ore Reserves and Mineral Resources Report for 2023, converted from metric tons into short tons. Resources also include Moranbah South.
[3]

Release includes multiple assumptions and projections by Peabody. Adjusted EBITDA margin is an operating/statistical measure equal to Adjusted EBITDA by segment divided by segment tons sold. Due to the variability of items needed to reconcile these measures to their nearest GAAP measure, no reconciliation can be provided without unreasonable cost or effort.

•

Bolsters Peabody’s attractive financial profile: The company expects the transaction to be meaningfully accretive to cash flows across all time periods on a levered operating cash flow less CapEx basis. The transaction implies an attractive 3.1x times enterprise-value-to-2026 EBITDA multiple. The company also believes the increased exposure to metallurgical coal creates the potential for a favorable re-rating of the company’s valuation, given stronger multiples for metallurgical coal producers with long-lived assets.

•

Accelerates company’s sustainability and emission target ambitions: Peabody continues to strengthen its sustainability through a number of activities, including reweighting its portfolio toward steelmaking coal, joint venture initiatives to develop solar power and battery storage on former mine lands, and fully funding final reclamation obligations. Additionally, after achieving its first reduction targets for Scope 1 and 2 emissions, the company’s Board of Directors intends to establish new long-term targets including the newly acquired assets in the coming months.

“This value-enhancing acquisition builds upon actions we have taken in recent years to strengthen our balance sheet and expand shareholder returns. Subsequent to the transaction closing, we anticipate continuing our shareholder return program based on available free cash flow, while a portion of cash flows will be used to fund the transaction during the deferred payment period,” Peabody Chief Financial Officer Mark Spurbeck said. “Once we fully integrate the acquired metallurgical coal assets into our seaborne portfolio, we will have an even stronger platform to provide significant value upside to our shareholders.”

Additional Transaction Details

Peabody’s acquisition is contingent on regulatory approvals, clearance of pre-emption rights by minority partners of the assets, and other customary closing conditions.

The company has secured a bridge facility commitment to finance the acquisition. The company intends to obtain permanent financing in lieu of borrowing under the bridge facility and targets a debt-to-EBITDA ratio ceiling of approximately 1.5x.

The transaction agreement provides for an upfront cash payment of $1,695 million, as well as $625 million of deferred cash consideration to be paid over a four-year period4, $450 million of contingent consideration based on the successful restart of Grosvenor5, and up to $550 million of contingent consideration based on a revenue sharing agreement over a five-year period6. All referenced transaction components exclude the Dawson Mine, which Indonesia’s PT Bukit Makmur Mandiri Utama (BUMA) has agreed to acquire for total consideration of $455 million ($355 million upfront cash and $100 million in four annual installments commencing on the first anniversary of the Dawson transaction completion date), subject to pre-emption rights and other customary closing conditions.

“Peabody appreciates the shared values of Anglo American across safety, sustainability, productivity and social license matters, and we look forward to welcoming the experienced employees related to these assets to the Peabody team,” Mr. Grech said. “We also look forward to again teaming up with the leading global partners who share not only ownership interests in these mines but also our view of the long-term value of these assets.”

Conference Call and Webcast

Peabody will host a conference call and webcast today, November 25, 2024 at 11 a.m. EST to discuss the acquisition.

The conference call will be available via live webcast on the investor relations section of Peabody’s website at www.peabodyenergy.com, or directly at the following web address: Webcast. Concurrent with this release, Peabody has issued a presentation on the transaction that can be found on the investor section of www.peabodyenergy.com.

The conference call can also be accessed by dialing 1-833-816-1387 within the U.S. and 1-412-317-0480 for all other locations. An archive of the webcast will be available for at least 30 days after the event.

Advisors

Moelis & Company LLC and MA Moelis Australia are serving as financial advisors to Peabody, and Jefferies is leading a financier consortium for the transaction. Jones Day is serving as legal counsel to Peabody, and Wachtell, Lipton, Rosen & Katz is serving as counsel to the company’s Board of Directors.

[4]	Deferred payments of $95 million, $192 million, $192 million, and $146 million are payable on the first, second, third, and fourth anniversary of closing the acquisition, respectively.
[5]

$250 million payable upon the earlier of 1.5 million metric tons of coal production or the sale of first longwall coal production and $200 million payable on the second anniversary of the first payment.

[6]	Contingent payments paid from 35% revenue share, capped at a total of $550 million over five years post completion.

About Peabody

Peabody (NYSE: BTU) is a leading coal producer, providing essential products for the production of affordable, reliable energy and steel. Our commitment to sustainability underpins everything we do and shapes our strategy for the future. For further information, visit www.PeabodyEnergy.com.

Contact:

Vic Svec

ir@peabodyenergy.com

Peabody Acquisition of Premier Steelmaking Coal from Anglo American

Overview of Assets

Moranbah North Mine is a well-equipped, high-capacity underground longwall operation located approximately 200 km southwest of Mackay in Queensland. The mine produces premium low-volatile hard coking coal and is expected to produce an average of 6.2 million tons per year of saleable coal over the next 31 years. Reserves total 147 million tons with 387 million tons of coal resources. Moranbah North’s coal products are exported to steel customers across Asia through the Dalrymple Bay Terminal near Mackay.

Grosvenor Mine is an underground longwall operation in the Bowen Basin. The mine is currently inactive following an ignition event in June 2024. The mine produces premium low-volatile hard coking coal and, when production resumes, is expected to produce an average of 3 to 4 million tons per year of saleable coal over the next 20 years. Reserves total 61 million tons with 470 million tons of coal resources. Grosvenor’s coal products are transported via an on-site rail loading facility that is shared with Moranbah North and exported to steelmaking customers via the Dalrymple Bay Coal Terminal.

Aquila Mine is an underground longwall operation located 240km south of Mackay in Queensland. The mine produces premium low-volatile hard coking coal and is expected to produce an average of 3.3 million tons per year of saleable coal over the next eight years. Reserves total 21 million tons with 63 million tons of coal resources. Aquila’s coal products are exported to steel customers across Asia through the Dalrymple Bay Terminal and RG Tanna Coal Terminal.

Capcoal Open-Cut Mine is a long-life surface operation, located 240 km south of Mackay in Queensland. The mine produces premium low-volatile hard coking coal, pulverized coal injection (PCI) and thermal coal, and is expected to produce an average of 4.0 to 4.5 million tons per year of saleable coal over 24 years. Reserves total 77 million tons with 337 million tons of coal resources. Capcoal’s coal products are exported to customers via the Dalrymple Bay and RG Tanna Coal Terminal.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “targets,” “would,” “will,” “should,” “goal,” “could” or “may” or other similar expressions. Forward-looking statements provide management’s or the Board’s current expectations or predictions of future conditions, events or results. All statements that address operating performance, events, or developments that may occur in the future, including with respect to anticipated benefits from the acquisition of assets and businesses associated with Anglo American’s metallurgical coal portfolio in Australia, are forward-looking statements, including statements regarding Peabody’s shareholder return framework, execution of Peabody’s operating plans, market conditions, reclamation obligations, financial outlook, the acquisition described in this press release and other strategic investments, and liquidity requirements. They may include estimates of sales and other operating performance targets, potential synergies, cost savings, capital expenditures, other expense items, actions relating to strategic initiatives, demand for the company’s products, liquidity, capital structure, market share, industry volume, other financial items, descriptions of management’s plans or objectives for future operations and descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect Peabody’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, Peabody disclaims any obligation to publicly update or revise any forward-looking statement, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to, a variety of economic, competitive, and regulatory factors, many of which are beyond Peabody’s control, that are described in Peabody’s periodic reports filed with the SEC including its Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2023 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and other factors that Peabody may describe from time to time in other filings with the SEC. You may get such filings for free at Peabody’s website at www.peabodyenergy.com. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.